SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-27570	56-1640186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3151 South 17th Street, Wilmington, North Carolina 28412

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2007, Pharmaco Investments, Inc. (“PII”), a wholly owned subsidiary of Pharmaceutical Product Development, Inc. (“PPD”), exercised an option to license a statin compound from Ranbaxy Laboratories Ltd. (“Ranbaxy”). PII intends to develop the statin as a treatment for dyslipidemia.

The option was exercised pursuant to an Option and License Agreement (the “Agreement”) that PII and Ranbaxy entered into effective as of December 15, 2006. PII paid Ranbaxy a one-time license fee of $250,000 upon exercise of the option.

Under the Agreement, PII has an exclusive license to make, use, sell and import the compound and any licensed product anywhere in the world for any human use. PII also has the right to sublicense the compound and any licensed product. Ranbaxy retained a non-exclusive right to co-market licensed products in India and generic equivalents in any country in the world in which a third party has sold the generic equivalent of a licensed product.

PII is solely responsible, and will bear all costs and expenses, for the development, manufacture, marketing and commercialization of the compound and licensed products. PII is required to use diligent efforts to develop and commercialize the compound and at least one licensed product for dyslipidemia.

In addition to the one-time license fee, PII is obligated to pay Ranbaxy milestone payments upon the occurrence of specified clinical development events. If a licensed product is approved for sale, PII must also pay Ranbaxy royalties based on sales of such product and commercial milestone payments based on the achievement of specified worldwide sales targets. If all criteria are met, the total amount of potential clinical and sales-based milestones would be $44 million.

Each licensed product will have its own term, which will expire on a country by country and product by product basis upon the later of a specified number of years or the expiration of the last enforceable patent claim for a product in any applicable country.

The parties may terminate the Agreement for material breach by, or the bankruptcy of, the other party. Ranbaxy may terminate the Agreement if PII fails to meet specified milestones, unless such failure was due to Ranbaxy’s failure to meet its obligations under the Agreement, manufacturing problems, regulatory rulings, developments or delays, unfavorable safety or efficacy data, or events beyond the control of the parties. PII may terminate the Agreement voluntarily for any reason at any time. If PII voluntarily terminates the Agreement before a specified clinical development milestone for any reason other than the safety or efficacy of the compound, a manufacturing failure or a breach of the Agreement by Ranbaxy, PII must pay Ranbaxy a termination payment. Upon termination of the Agreement, all licenses to PII will terminate and RBX will be deemed to have a license to certain intellectual property, will be entitled to receive and use information and data regarding the compound produced by PII and will have certain regulatory filings and approvals transferred to it.

Ranbaxy has agreed to indemnify PII for all losses resulting from the material breach of the Agreement or any representation thereunder by Ranbaxy, the negligence or willful misconduct in the performance of the Agreement by Ranbaxy, or the development or commercialization of specified generic products containing the compound. PII has agreed to indemnify Ranbaxy for all losses resulting from the development, manufacturing, marketing and sale of the compound by PII or any of its affiliates or agents, PII’s use of certain material containing the compound, any infringement of a third party’s intellectual property in connection with the development or commercialization of the compound, the manufacture of, or any injury or death caused by, the compound or any licensed product, the material breach of the Agreement or any representation thereunder by PII, the negligence or willful misconduct in the performance of the Agreement by PII, or the failure to comply with all applicable laws in all material respects in performing the Agreement.

There is no material relationship between PPD, PII or any of their affiliates and Ranbaxy or any of its affiliates other than the Agreement.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 to this Report. A copy of the Agreement is attached as Exhibit 10.242 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.242*	Option and License Agreement effective as of December 15, 2006 among Pharmaco Investments, Inc. and Ranbaxy Laboratories Ltd.

99.1	Press release dated February 27, 2007

* The registrant has requested confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the Untied States Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: February 27, 2007
/s/ Fred Eshelman
Fred Eshelman,
Chief Executive Officer

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